UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 17, 2009 (February 10, 2009)
FIRST ACCEPTANCE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-12117	75-1328153

(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

3322 West End Ave, Suite 1000
Nashville, Tennessee	37203

(Address of Principal Executive Offices)	(Zip Code)
(615) 844-2800

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 10, 2009, the Compensation Committee of the Board of Directors (the “Committee”) of First Acceptance Corporation (the “Company”) approved the Company’s Management Bonus Plan for 2009 (the “Bonus Plan”). Pursuant to the terms of the Bonus Plan, certain employees of the Company, including the Company’s executive officers, are eligible to receive cash bonuses based upon each employee’s attainment of individual performance objectives and the Company’s attainment of financial performance objectives, each as determined by the Committee. The amount of the cash bonuses paid will be based 50% upon the attainment of individual performance objectives and 50% upon the attainment of Company financial performance objectives. The amount available to be paid as cash bonuses upon the Company’s attainment of financial performance objectives will be equal to 7.5% of the amount by which the Company’s pre-tax income (as adjusted to exclude expenses related to the class action litigation against the Company in Alabama and Georgia, charges related to other than temporary impairments of investments, and restructuring charges) exceeds a target established by the Committee. The cash bonus payable to an employee pursuant to the attainment of Company financial performance objectives will be limited to his or her pro rata portion (based upon his or her maximum bonus potential as a percentage of the aggregate bonus potential for all employees) of the amount available to be paid and reduced by the percentage of the individual performance objectives not attained by that employee. The maximum total bonus award that Stephen J. Harrison, Edward L. Pierce, Kevin P. Cohn, Daniel L. Walker and Keith E. Bornemann can receive in 2009, as set forth in such executive officer’s respective employment agreement, is 100% of base salary for Mr. Harrison, 75% of base salary for Mr. Pierce, 66.7% of base salary for Mr. Cohn, 50% of base salary for Mr. Walker and 35% of base salary for Mr. Bornemann.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST ACCEPTANCE CORPORATION
Date: February 17, 2009	By:	/s/ Stephen J. Harrison
Stephen J. Harrison
Chief Executive Officer